Exhibit 99.3
OFFICEMAX INCORPORATED
Nonstatutory Stock Option Award Agreement
This Nonstatutory Stock Option Award (the “Award”), is granted September 17, 2007 (the “Award Date”), by OfficeMax Incorporated (“OfficeMax”) to Sam Martin (“Awardee” or “you”) pursuant to the 2003 OfficeMax Incentive and Performance Plan (the “Plan”) and the following terms of this agreement (the “Agreement”):
1.	Your Award is subject to all the terms and conditions of the Plan. All capitalized terms not defined in this Agreement shall have the meaning stated in the Plan. If there is any inconsistency between the terms of this Award Agreement and the terms of the Plan, the terms of this Award Agreement shall supersede and replace the conflicting terms of the Plan.

2.	You are hereby awarded a nonstatutory stock option to purchase up to 35,000 shares of Stock at a price of $31.39 per share (the “Grant Price”).

3.	The Option shall become exercisable as follows:
a.	On each of the first three anniversaries of the Award Date, if you are then employed with OfficeMax, the Option shall become exercisable with respect to one-third of the shares of Stock subject to the Option. If you terminate employment with OfficeMax for any reason before the third anniversary of the Award Date, any portion of the Option that is not then exercisable pursuant to the preceding sentence will be forfeited upon your termination of employment.

b.	The Option must be exercised on or before the earliest of the following:
(a) the tenth anniversary of the Award Date;

(b) one year after your termination of employment as a result of your retirement (after attaining age 55 and completing 10 years of service with OfficeMax), death, or total and permanent disability, provided that you have not, as of the date of the exercise of the Option, commenced Employment with any Competitor (see paragraph 7 below);

(c) three months after your termination of employment for any other reason, subject to paragraph 4.
4.	The Option shall be canceled immediately if you are terminated for “disciplinary reasons,” as that term is defined in the Executive Officer Severance Pay Policy (or any successor policy).

5.	In the event of a Change in Control prior to the third anniversary of the Award Date, the continuing entity may either continue this Award or replace this Award with an award of at least equal value with terms and conditions not less favorable than the terms and conditions provided in this Agreement, in which case the new award will vest according to the terms of the applicable award agreement. If the continuing entity does not so continue or replace this Award, or if you experience a “qualifying termination”, the Option shall become fully vested and exercisable immediately upon the Change in Control, or, in the case of your termination, upon the date of termination for a period of one year from your termination date. “Change in Control” and “qualifying termination” shall be defined in an agreement providing specific benefits upon a change in control or in the Plan.

6.	You may exercise the Option upon notice and payment of the Grant Price by any of the following methods, unless disallowed by law:
(a)	broker assisted exercise;

(b)	Stock already owned by you; or

(c)	cash.
You may elect to receive the proceeds of the exercise in either cash or Stock.

7.	“Competitor” means any business, foreign or domestic, which is engaged, at any time relevant to the provisions of this Agreement, in the sale or distribution of products, or in the provision of services in competition with the products sold or distributed or services provided by OfficeMax or any subsidiary, partnership, or joint venture of OfficeMax. The determination of whether a business is a Competitor shall be made by OfficeMax’s General Counsel, in his or her sole discretion. “Employment with a Competitor” means providing significant services as an employee or consultant, or otherwise rendering services of a significant nature for remuneration, to a Competitor.
You must sign this Agreement and return it to OfficeMax’s Compensation Department on or before October 17, 2007, or the Award will be forfeited. Return your executed Agreement to: Jeff Johnson, OfficeMax, 263 Shuman Boulevard, Naperville, Illinois 60563.

OfficeMax Incorporated		Awardee

By:	/s/ Perry Zukowski	Signature:	/s/ Sam Martin

Perry Zukowski
Executive Vice President,
Human Resources		Printed Name: Sam Martin

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